As filed with the Securities and Exchange Commission on April 4, 2016

Registration No. 333-155234

Registration No. 333-181309

Registration No. 333-204425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-155234

FORM S-3

REGISTRATION STATEMENT NO. 333-181309

FORM S-3

REGISTRATION STATEMENT NO. 333-204425

UNDER

THE SECURITIES ACT OF 1933

National Penn Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2215075
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

c/o BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Johnson, Jr., Esq.

Senior Executive Vice President, General Counsel,

Secretary and Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-155234, originally filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2008;

•	Registration Statement No. 333-181309, originally filed with the SEC on May 10, 2012; and

•	Registration Statement No. 333-204425, originally filed with the SEC on May 22, 2015.

On April 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 17, 2015 (the “Agreement”), by and between BB&T Corporation, a North Carolina corporation (“BB&T”), and National Penn, National Penn merged with and into BB&T, with BB&T continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, National Penn has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by National Penn in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, National Penn hereby removes and withdraws from registration all such securities of National Penn registered under the Registration Statements that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on April 4, 2016. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

BB&T CORPORATION
as successor by merger to National Penn Bancshares, Inc.

By:	/s/ Daryl N. Bible
	Name:	Daryl N. Bible
	Title:	Senior Executive Vice President and
Chief Financial Officer